Exhibit (k)(8)

INVESCO UNIT TRUSTS

RULE 12d1-4

UNIT INVESTMENT TRUST OF FUNDS INVESTMENT AGREEMENT

This Agreement, dated as of January 14, 2021, between Invesco Unit Trusts (the “Trust”) on behalf of each of its existing and future series that invests in an Acquired Fund in reliance on the Rule as such terms are defined below, severally and not jointly, (each, an “Acquiring Fund”), and each closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) advised by Blackstone Liquid Credit Strategies LLC (the “Adviser”), severally and not jointly (each an “Acquired Fund”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) as a unit investment trust under the 1940 Act and each Acquiring Fund is a series of the Trust;

WHEREAS, the Trust intends that this Agreement be applicable to its existing series as of the date hereof and all series subsequently established by the Trust;

WHEREAS, each Acquired Fund is registered with the SEC as a closed-end management investment company and advised by the Adviser, and the parties hereto intend that this Agreement to be applicable to all existing and future registered closed-end funds advised by the Adviser, as may be amended from time to time;

WHEREAS, Section 12(d)(1)(A) limits the extent to which a registered investment company may invest in shares of other registered investment companies, including, in pertinent part, Section 12(d)(1)(A)(i) which prohibits a registered investment company (and any company or companies controlled by it) from purchasing or otherwise acquiring any security issued by any other investment company if the acquiring company (and any company or companies controlled by it) immediately after such purchase or acquisition own in the aggregate more than 3% of the total outstanding voting stock of the acquired company (the “3% Limit”). Section 12(d)(1)(C) of the 1940 Act further limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of certain limitations of Section 12(d)(1) in reliance on the Rule;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Terms of Investment.

(a) In accordance with the Rule, the Acquiring Funds and the Acquired Funds agree that the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and as provided herein.

(b) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, each Acquired Fund and each Acquiring Fund agree as follows:

(i) an Acquiring Fund and its “advisory group” as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund;

(ii) no Acquiring Fund shall purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act (i.e., the 3% Limit); and

(iii) except as otherwise required, the Acquiring Fund will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities.

(c) In order to assist the Acquiring Fund’s principal underwriter or depositor with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the respective Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by such Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, each Acquiring Fund and Acquired Fund agree that the information on fees and expenses of each Acquired Fund shall be provided through delivery or access to publicly available documents.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Use of Name

(a) The Acquiring Funds shall not use the name, or any tradename, trademark, trade device, service mark, symbol, logo, or any abbreviation, contraction, derivative, or simulation thereof (collectively, “Service Marks”), of the Acquired Funds, or any of their affiliates, in marketing materials unless the Acquiring Funds first receive prior written approval of the Acquired Funds. Likewise, the Acquired Funds shall not use the name, or any Service Mark, of the Acquiring Funds, or any of their affiliates, in marketing materials unless the Acquired Funds first receive prior written approval of the Acquiring Funds. Notwithstanding the foregoing, each Acquiring Fund and Acquired Fund consents to the use of its name and the names of its affiliates to the extent such use is required by applicable law, rule, or regulation, including, without limitation, use in disclosure documents, shareholder communications, advertising, sales literature, and similar communications of an Acquired Fund or Acquiring Fund, as the case may be, to the extent required by applicable law, rule, or regulation. For the avoidance of doubt, the Acquiring Fund’s use of Service Marks as part of the Acquiring Fund’s disclosure of portfolio holdings shall not be deemed a breach of this Section 4.

(b) It is understood that the names and Service Marks of each party to this Agreement are the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names and Service Marks pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names and Service Marks of the other parties as appropriate and to the extent that continued use is not required by applicable law, rule, or regulation.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below or to such other person or address as such party may designate for receipt of such notice.

If to the Acquiring Fund:	If to the Acquired Fund:

Invesco Unit Trusts	Kevin Michel
c/o Invesco Capital Markets, Inc.	c/o Blackstone Liquid Credit
11 Greenway Plaza	Strategies LLC
Houston, Texas 77046-1173	345 Park Avenue, 28th Flooor
Email: alan.erickson@invesco.com	New York, New York, 10154
Email: kevin.michel@blackstone.com

If to the Acquiring Fund:	If to the Acquired Fund:

With a copy to:	With a copy to:
Invesco Capital Markets, Inc.	Christopher Healey
Attn: Legal Dept.	Attn: Simpson Thacher & Bartlett LLP
3500 Lacey Road	900 G Street, N.W.
Downers Grove, IL 60515	Washington, D.C. 20001
Email: Christopher.healey@stblaw.com

6.	Term and Termination.

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 6.

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the respective Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the respective Acquired Fund. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

(c) This Agreement shall automatically terminate with respect to a particular Acquiring Fund upon the termination of such Acquiring Fund. Such termination of the Agreement on behalf of the respective Acquiring Fund shall not terminate this Agreement with respect to other Acquiring Funds and Acquired Funds that are parties hereto.

7.	Survival Provision.

If this Agreement is terminated pursuant to Section 6(b) hereof with respect to an Acquiring Fund and corresponding Acquired Fund, the provisions set forth in Section 1(b)(iii) of the respective Acquiring Fund shall survive and be a continuing obligation of such Acquiring Fund so long as the Acquiring Fund holds the voting securities of the applicable Acquired Fund.

8.	Assignment; Amendment; Miscellaneous

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) Except as provided in Section 6, this Agreement may only be amended or modified by a written document signed by an authorized representative of each party and delivered in accordance with Section 5 of this Agreement.

(c) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Trust.

(d) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund hereunder.

(e) The Acquiring Fund and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(f) For any Acquired Fund that is a Massachusetts business trust, a copy of the Declaration of Trust of such Acquired Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the respective Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

(g) This Agreement shall be construed on behalf of an Acquired Fund in accordance with the laws of the State of organization of such Acquired Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLOSED-END FUNDS ADVISED BY BLACKSTONE LIQUID CREDIT STRATEGIES LLC

By:	Blackstone Liquid Credit Strategies LLC, on behalf of Acquired Funds

Name:	/s/ Marisa J. Beeney
Marisa J. Beeney

Title:	Authorized Signatory

INVESCO UNIT TRUSTS ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES

By:	Invesco Capital Markets, Inc. on behalf of Acquiring Funds

Name:	/s/ Adam Henkel
Adam Henkel

Title:	Secretary